Exhibit 99.1

Med-Tech Solutions Inc - Closing of Acquisition by Exchange of Common Stock and Closing of Private Placement

December 10, 2007

Med-Tech Solutions Inc (OTCBB: MDTU.OB) today announced that it had closed its acquisition of The Four Rivers BioEnergy Company Inc (“Four Rivers”) by an exchange of 40,665,000 shares of its common stock for the outstanding shares of Four Rivers.  The shares issued in the exchange are restricted stock.  The acquisition will be accounted for under the reverse acquisition accounting rules.  As part of the acquisition, the management of Four Rivers became the directors and management of Med-Tech, and the former sole director and officer of Med-Tech resigned.

Simultaneously with the acquisition of Four Rivers, Med-Tech completed a private placement of 28,183,978 shares of common stock to foreign accredited and institutional investors.  The private placement agent was International Capital Partners SA.  The number of shares sold met the minimum offering amount requirement.

Immediately prior to the acquisition and private placement, Med-Tech effected a recapitalization by a reduction of the outstanding shares of common stock by contribution to the capital of the company.  After the three transactions, the acquisition, the private placement and recapitalization, there are 113,449,878 shares of common stock issued and outstanding.

Gary Hudson, the new Chief Executive Officer of the Company said,  “we are delighted to have concluded the acquisition of Four Rivers and the capital raise, both of which will permit the company to aggressively move forward with its business plan of building the proposed integrated bioenergy facility for the production of bioethanol and biodiesel fuels and related by-products.  Although many aspects of the plan are well under way, we have much to do in the near future, including satisfaction of various permitting requirements, site acquisition, transportation and supply logistics and finalization of plant design.  We are also pursuing various avenues for the required financing to complete the plant and fund its initial operations.”

About the Company

The company proposes to construct an integrated 130 MMGPY bioethanol plant and 35 MMGPY biodiesel plant.  Logistics will be the intended key differentiator of Four Rivers from other biofuels companies and will give the Four Rivers plant advantages to trade and market its feedstocks and products. Four Rivers, together with its parent corporation, is a development stage company.

Forward- Looking Statements

The statements in the press release that relate to the company’s expectation with regard to future impact on the company’s results from actions in development are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements in the document may also contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act\ of 1934. Although the company believes that the expectations reflected in the forward-looking statement are reasonable, such statements should not be regarded as a representation by the company, or any other person that such forward-looking statements will be achieved. Since the information may contain statements that involve risk and uncertainties and are subject to change at any time, the company’s actual results may differ materially from the expected results. The company disclaims any intent or obligation to update, or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In the light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements.

For Further Information Contact:

Gary Hudson, President and CEO - +1 270 282 0926

Stephen Padgett,  Vice President and Group Finance Director

 - +1 270 282 0943

2